Exhibit 99.4

Barry L. Amsdell

880 Coventry Street

Boca Raton, Florida 33487

February 20, 2007

Mr. William M. Diefenderfer

Chairman

U-Store-It Trust

Dear Bill:

I am resigning, as of this date, from the YSI Board of Trustees in order to avoid any perceived conflict between YSI and the Amsdell family, its largest shareholder. I believe this act to be in the best interest of all of the shareholders, including the Amsdell family.

Sincerely,

/s/ Barry L. Amsdell

Barry L. Amsdell